Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (this “Agreement”) is entered into by and between Great Plains Energy Incorporated, Kansas City Power & Light Company (“KCP&L”) and KCP&L Greater Missouri Operations Company (“GMO”) (collectively, the “Company”), and William H. Downey (the “Executive”) as of May 20, 2011 (the “Effective Date”).  Each of the Company and the Executive is a “Party”, and collectively they are the “Parties”.

WHEREAS, Executive currently serves as a Director and the Executive Vice Chairman of the Board of Directors of the Company, and

WHEREAS, the Parties have agreed that Executive will retire and resign from his positions with the Company and its subsidiaries effective at the close of business on August 31, 2011 (the “Retirement Date”), and

WHEREAS, the Parties have agreed that Executive will provide services to the Company as a consultant from September 1, 2011 through December 31, 2011 (the “Consulting Period”); and

WHEREAS, the Parties wish to enter into this Agreement to set forth the terms and conditions related to Executive’s retirement, as well as the consulting services to be provided following such retirement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.  Executive’s Retirement.  Executive shall retire and resign from his positions with the Company and its subsidiaries effective at the close of business on the Retirement Date, without any further action required by Executive or the Company.  Executive will be paid his normal salary and benefits through the Retirement Date.  After the Retirement Date, in accordance with the Company’s normal policy, the Company shall pay Executive a lump sum cash payment of all earned and unpaid salary and any accrued but unused vacation days owed to Executive as of his Retirement Date.  Executive also shall receive such benefits as are provided Executive under Company's plans and programs in accordance with the terms of such plans and programs and this Agreement.  Such benefits shall include, but not necessarily be limited to, vested retirement benefits under the Management Pension Plan and Supplemental Executive Retirement Plan, the 401(k) Plan, the letter agreement between the Company and Executive dated as of August 5, 2008 and the Deferred Compensation Plan.

2.  Consulting Services.

(a)  During the Consulting Period, Executive shall provide consulting services to the Company with respect to strategic and operational matters regarding the Company’s business and to assist Executive’s successor, as reasonably requested by the Board of Directors or the Company’s officers (the “Consulting Services”). The Company shall exercise reasonable efforts to avoid conflicts between such requested Consulting Services and Executive’s other commitments, and Executive shall exercise reasonable efforts to fulfill the Company’s consulting requests in a timely manner, notwithstanding Executive’s other commitments.

(b)  In consideration for the Consulting Services, Executive shall be paid a consulting fee of $100,000, which shall be paid in a lump sum within ten days after the Retirement Date. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with the performance of the Consulting Services, provided that Executive submits receipts for such expenses in a manner consistent with the Company’s expense reimbursement policies and procedures.

(c)  Executive agrees that except as otherwise provided herein, any and all Company property in his possession shall be returned on his Retirement Date, except that during the Consulting Period, Executive shall retain and have the use of the Company-provided cell phone, at the Company’s expense, and Executive shall also retain his current access to the Company’s physical and computer network facilities.  It is agreed and understood that Executive may retain his Company-provided personal digital assistant device at no charge, and Executive shall be solely responsible for any and all expenses related to such device after the end of the Consulting Period.  In addition, following the Consulting Period and after the Company has removed from Executive’s Company-provided home computer all Company confidential information and Developed Material, Executive may retain his Company-provided home computer at no charge.  However, after the end of the Consulting Period, Executive shall be responsible at his own expense for obtaining any necessary licenses for software remaining on said computer.

(d)  Executive assigns to the Company all materials, research, plans, specifications, works of authorship and other data and intellectual property generated, conceived or developed in connection with the Consulting Services (the “Developed Material”) and any resulting patents, copyrights and other intellectual property rights.  Works of authorship in any form of expression, including, manuals, plans, specifications and software developed in connection with the Consulting Services, are “works for hire” and belong exclusively to the Company. Executive will take all reasonable actions, at the Company’s expense, necessary to transfer to the Company all of Executive’s rights in and to the Developed Material.

(e)  It is the expectation and intent of the Parties that the Consulting Services will, from the start of the Consulting Period and thereafter, consist of services equal to or less than twenty percent (20%) of the average level of services performed by Executive for the Company during the immediately preceding thirty-six (36)-month period and therefore Executive’s termination of employment on the Retirement Date will constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code.

(f)  It is the Parties’ intent that Executive shall render services to the Company during the Consulting Period in the capacity of an independent contractor, and not as an employee of the Company. Accordingly, Executive shall be responsible for the payment of all taxes on amounts received from the Company for the Consulting Services, and during the Consulting Period, the provision of the Consulting Services pursuant to this Agreement will not entitle Executive to be eligible to participate in any Company employee benefit plan, except to the extent that such plans permit retired employee participation.

3.  Outstanding Equity and Incentive Compensation Awards; Bonus; Ayco Services; Reimbursement.

(a)  Notwithstanding anything to the contrary in the Company’s Annual Incentive Plan (the “AIP”), Executive shall be entitled to payment of Executive’s 2011 AIP award in accordance with the terms and conditions of such award as if Executive’s employment with the Company had not terminated prior to the payment of such award.  In determining the award amount to be paid, Executive shall be deemed to have achieved the target level of the individual performance component of the award.

(b)  Executive has received awards of restricted stock (“Restricted Stock Awards”) and performance shares (“Performance Share Awards”) under the Company’s Long-Term Incentive Plan (the “LTIP”) that have not vested or been paid.  These outstanding Restricted Stock Awards and Performance Share Awards shall be treated as follows:

(i)  All Restricted Stock Awards and Performance Share Awards granted to Executive in 2011 shall be forfeited by Executive on the Retirement Date.

(ii)  All other Restricted Stock Awards and Performance Share Awards granted to Executive shall not be forfeited, but shall continue in full force and effect without proration as if the Executive’s employment had not terminated prior to the lapse of the applicable Restricted Stock Awards restrictions or the payment of the applicable Performance Share Awards.

(iii)  Except as described above, Executive’s AIP award, Restricted Stock Awards and Performance Share Awards shall be subject to the terms and conditions of the agreements evidencing such awards as well as the AIP and LTIP, as applicable.

(c)  Executive shall be paid a discretionary bonus of $306,000 within fifteen days of his Retirement Date.

(d)  The Parties acknowledge that services will be rendered by The Ayco Company, L.P. (“Ayco”) to the Executive and paid by the Company, pursuant to the terms of the agreement dated as of February 16, 2006 between Ayco and the Company, for a period of one year from his Retirement Date.  Executive acknowledges that the value of such services shall continue to be imputed as income to the Executive.

(e)  In addition, Executive shall be reimbursed for all reasonable incidental expenses incurred through December 31, 2013, related to his membership and positions with the Greater Kansas City Chamber of Commerce.

4.  Releases

(a)  In consideration for the payments and other benefits received under this Agreement, Executive voluntarily releases and discharges the Company, all of its affiliates, or all of its subsidiaries and each of their agents, officers, directors, employees, and former employees (the "Released Parties"), of and from any and all claims, demands, counterclaims, liabilities, obligations, suits, or causes of action of any kind or nature whatsoever whether in their personal or representative capacities, which the Executive may have had, may now have or may have in the future, arising from or in any way connected with Executive's employment by Company and his retirement from Company's employment, or relating to matters occurring on or before the date hereof. Without limiting in any way the foregoing, the Executive specifically releases the Released Parties from any and all claims, demands, counterclaims, liabilities, obligations, causes of action or suits arising:

i.	Out of or in any manner related to the employment or retirement of the Executive, including but not limited to Executive’s employment offer letter dated April 7, 2005; or

ii.	Under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e-5; or

iii.	Under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. § 621, et seq., including the provisions of the Older Workers Benefits Protection Act amendments to the ADEA; or

iv.	Under the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; or

v.
Under any and all federal, state or local discrimination statutes, laws, ordinances, regulations or Executive Orders including but not limited to the Missouri Human Rights Act, or other applicable state discrimination act; or

vi.	Under Family and Medical Leave Act ("FMLA"), or any comparable state statute; or

vii.	Under any exception to the employment-at-will doctrine, including any common-law theory sounding in tort, contract, or public policy; or

viii.           Under the provisions of any state or local wage and hour law or ordinance; or

ix.	Under the National Labor Relations Act, as amended, 29 U.S.C. Subsection 141, et seq.; or

x.	Under any state "service letter" statute, including but not limited to Missouri's Service Letter Statute, R.S.Mo., 290.140; or

xi.           Under the Equal Pay Act of 1963, as amended; or

xii.           Under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, except this Section 2 shall not be construed as limiting Executive's rights of election or claim for payment of benefits under the Management Pension Plan or the Employee Savings Plus Plan; or

xiii.	Under Section 806 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A; or

xiv.	Under the Change In Control Severance Agreement dated as of September 1, 2006.

(b)  Company hereby releases and forever discharges Executive from any and all liability, claims, and charges, arising from or in any way connected to his employment. In addition, this Agreement will not cause the termination of, or extinguish Executive's rights under, the Indemnification Agreement dated as of December 2, 2008, between Executive and Company.

5.  Tax Matters.  To the extent any payments hereunder are subject to Section 409A of the Internal Revenue Code, such payments will be paid in a manner that will meet the requirements of such section, including regulations or other guidance issued with respect thereto, such that the payment will not be subject to the excise tax applicable under such section.  Executive acknowledges and agrees that he is responsible for all federal, state, and local income or earnings taxes and the Executive's portion of any employment taxes due on payments made under this Agreement and arising under each of the Company's plans and programs.  Company has no duty to defend Executive in any tax-related proceeding brought against, or any inquiry raised with, Executive.

6.  Confidentiality.  Executive covenants and agrees that all prior agreements relating to confidentiality of proprietary Company information ("Confidential Information") and trade secrets of which Executive has gained knowledge through his employment shall remain in effect and survive this Agreement. The terms Confidential Information and "trade secrets" shall not be deemed to include information that is accessible to or otherwise known by the public.

7.  No Disparagement.  The Parties agree and covenant that they will not disparage one another for any reason, or make any comments that might be harmful to the other Party's reputation. After the Resignation Date, the Company shall not use the Executive's name in connection with the Company in any announcement, press release or business communication, unless required by any federal, state or local law or the Company has obtained the permission of the Executive for such use.

8.  Other Provisions.

(a)  The Company has advised the Executive to consult with counsel prior to the execution of this Agreement, and Executive and Company acknowledge that they have fully read and considered the contents of this Agreement, and that they have had the opportunity to consult with and receive independent legal advice from counsel of their choice regarding the advisability hereof. Company and Executive fully, completely, and totally comprehend the provisions hereof and are in full agreement with each and every one of its terms, conditions, and provisions.

(b)  This Agreement shall be construed in accordance with the laws of the State of Missouri. Any dispute relating to this Agreement shall be brought in an appropriate Circuit Court of Missouri or the U.S. District Court for the Western District of Missouri.

(c)  This Agreement contains the entire agreement between the Executive and Company concerning the foregoing matters and no change, modification, or waiver of any provision hereof will be valid unless in writing and signed by the Parties to be bound.

(d)  The provisions of this Agreement are severable, and if any paragraph or part of any paragraph is found to be unenforceable or inoperable, then other paragraphs or the remainder of the particular paragraph, whichever applies, shall remain fully valid and enforceable.

(e)  In the event of Executive’s death, the unpaid balance of the amounts due to Executive under this Agreement shall be paid to Executive’s estate.

9.           Executive acknowledges that he received this document on May 20, 2011, and that he is legally entitled to consider this Agreement for twenty-one (21) days before executing this Agreement.  Executive acknowledges that he may revoke (cancel) this Agreement within seven (7) days after executing it, by delivering written notice to Michael Chesser, Company's Chairman and Chief Executive Officer. Unless revoked by Executive within seven (7) days after execution, this Agreement will be final and binding on the eighth (8th) day following Executive's execution of this Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, THAT HE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF AND THAT HE EXECUTES THE SAME AS HIS OWN FREE ACT AND DEED.

In witness whereof, the Company and the Executive have signed this agreement as of the date first above written.

Great Plains Energy Incorporated	Executive
Kansas City Power & Light Company
KCP&L Greater Missouri Operations Company

By: /s/ Michael J. Chesser	/s/ William H. Downey
Michael J. Chesser	William H. Downey
Chairman of the Board and Chief Executive Officer